Calgary, February 2, 2021	Exhibit 99.1

Imperial announces fourth quarter 2020 financial and operating results

•	Fourth quarter net loss of $1,146 million, which includes a non-cash impairment charge of $1,171 million

•	Cash generated from operations in the fourth quarter of $316 million, which includes unfavourable working capital effects of $218 million

•	Highest quarterly upstream production in 30 years, driven by record production at Kearl

•	Exceeded full-year cost reduction targets, with production and manufacturing expenses down $985 million from 2019, representing a savings of 15 percent compared to 2019

•	Full-year capital expenditures of $874 million, in line with the company’s most recent guidance, and less than half of 2019 expenditures

•	Maintained dividend throughout the year, returning over $900 million to shareholders through dividends and share purchases in 2020

	Fourth quarter			Twelve months
millions of Canadian dollars, unless noted	2020	2019	Δ	2020	2019	Δ

Net income (loss) (U.S. GAAP)	(1,146)	271	-1,417	(1,857)	2,200	-4,057

Net income (loss) per common share, assuming dilution (dollars)	(1.56)	0.36	-1.92	(2.53)	2.88	-5.41

Capital and exploration expenditures	195	414	-219	874	1,814	-940

“The past year has proved an exceptionally challenging one, not only for the company and our employees, but society at-large,” said Brad Corson, chairman, president and chief executive officer. “Against significant headwinds, Imperial’s operational performance and cost management efforts have exceeded expectations. We set aggressive targets for capital and expense reductions in the first quarter of 2020, and we surpassed those targets. I am extremely proud of the efforts our employees have made in this environment, maintaining safe, reliable operations and ensuring the safety of themselves and their coworkers, while reliably supplying essential products to our customers.”

The company recorded a net loss of $1,146 million for the fourth quarter, which included a non-cash impairment charge of $1,171 million related to the company’s previously announced decision to not develop a significant portion of its unconventional portfolio. These non-core assets are non-producing, undeveloped assets and the company does not expect any material future cash expenditures related to this impairment. The decision is consistent with Imperial’s strategy of focusing its upstream resources and efforts on its key oil sands assets as well as on only the most attractive portions of its unconventional portfolio. Excluding the one-time impact of this impairment, earnings have continued to improve throughout the second half of 2020. Despite a continued challenging market and industry environment, Imperial generated $316 million of cash from operations in the final quarter of 2020, which includes unfavourable working capital effects of $218 million.

Upstream production for the fourth quarter averaged 460,000 gross oil-equivalent barrels per day, the highest quarterly production in 30 years. Kearl total gross production averaged 284,000 barrels per day, a new quarterly record for the asset, surpassing its previous quarterly record by 40,000 barrels per day.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

“Imperial’s ability to achieve these record volumes was driven by the supplemental crushers at Kearl, as well as our strategic decision earlier in the year to advance maintenance activities out of the fourth quarter, and into the third quarter in response to market conditions,” said Corson.

Downstream throughput averaged 359,000 barrels per day in the fourth quarter, with utilization at 85 percent, up from 321,000 barrels per day and 76 percent utilization in the same period of 2019. Petroleum product sales were 416,000 barrels per day, compared with 457,000 barrels per day in the fourth quarter of 2019, with product demands impacted by the COVID-19 pandemic.

Imperial maintained its focus on operational excellence and cost discipline throughout the fourth quarter, continuing to progress structural improvements across all segments. Full-year production and manufacturing expenses totalled $5,535 million, a reduction of $985 million compared with full-year 2019. This decrease enabled the company to surpass its $500 million expense reduction commitment made in 2020, by nearly double. Capital expenditures of $874 million for 2020 were in line with recently updated guidance of $900 million, and less than half of 2019 expenditures.

“Despite the many challenges faced in 2020, Imperial continued to deliver strong financial and operating results,” said Corson. “The company significantly reduced capital and expense levels while achieving production records and strong safety results. Going forward, we will continue to focus on economically growing volumes, maintaining expense and capital discipline and returning cash to shareholders, as we build upon the foundational improvements of 2020.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Fourth quarter highlights

•

Net loss of $1,146 million or $1.56 per share on a diluted basis, compared to net income of $271 million or $0.36 per share in the fourth quarter of 2019. Results in the current quarter include a non-cash impairment charge of $1,171 million related to the company’s decision not to develop a significant portion of its unconventional portfolio that was announced in November 2020.

•

Cash flow generated from operating activities was $316 million, compared with $1,024 million in the same period of 2019, driven mainly by unfavourable working capital impacts of $464 million compared with the fourth quarter of 2019. Imperial ended 2020 with $771 million of cash on hand.

•

Capital and exploration expenditures totalled $195 million, compared to $414 million in the fourth quarter of 2019. Full-year capital expenditures of $874 million are $940 million below 2019 levels due to the company’s capital reduction efforts.

•

Dividends paid totalled $161 million or $0.22 per share, compared to $166 million or $0.22 per share in the fourth quarter of 2019. The company has maintained its dividend throughout the challenging business environment.

•

Production averaged 460,000 gross oil-equivalent barrels per day, up from 398,000 barrels per day in the same period of 2019. In the fourth quarter of 2020 the company delivered its highest quarterly production in 30 years, driven by record production at Kearl.

•

Total gross bitumen production at Kearl averaged 284,000 barrels per day (202,000 barrels Imperial’s share), up from 208,000 barrels per day (147,000 barrels Imperial’s share) in the fourth quarter of 2019. Kearl achieved record production during the fourth quarter of 2020, surpassing the prior quarterly record by 40,000 barrels per day.

•	Gross bitumen production at Cold Lake averaged 136,000 barrels per day, compared to 140,000 barrels per day in the fourth quarter of 2019.

•

The company’s share of gross production from Syncrude averaged 87,000 barrels per day, up from 66,000 barrels per day in the fourth quarter of 2019, due mainly to the absence of prior year turnaround activity.

•

Refinery throughput averaged 359,000 barrels per day, up from 321,000 barrels per day in the fourth quarter of 2019. Capacity utilization was 85 percent, up from 76 percent in the fourth quarter of 2019. Higher throughput was primarily due to the absence of prior year planned turnaround activity at Nanticoke, partially offset by lower market demand due to the COVID-19 pandemic.

•

Petroleum product sales were 416,000 barrels per day, compared to 457,000 barrels per day in the fourth quarter of 2019. Lower petroleum product sales were primarily driven by reduced demand due to the COVID-19 pandemic.

•	Chemical earnings were $23 million in the quarter, compared to a net loss of $2 million in the fourth quarter of 2019.

•

Imperial named one of Canada’s top employers. Imperial is proud to have been named as one of Canada Top 100 employers for 2021. In addition to the national recognition, the company was recognized as a Top 70 Alberta Employer, Top Employer for Canadians Over 40, and Canada’s Top Young Employer.

IMPERIAL OIL LIMITED

Fourth quarter 2020 vs. fourth quarter 2019

The company recorded a net loss of $1,146 million or $1.56 per share on a diluted basis in the fourth quarter of 2020, compared to net income of $271 million or $0.36 per share in the same period of 2019. Fourth quarter 2020 results reflect a non-cash impairment charge of $1,171 million after-tax, related to the company’s decision to no longer develop a significant portion of its unconventional portfolio.

Upstream recorded a net loss of $1,192 million in the fourth quarter of 2020, compared to net income of $96 million in the same period of 2019. Results were negatively impacted by a non-cash impairment charge of $1,171 million, related to the company’s decision to no longer develop a significant portion of its unconventional portfolio, lower realizations of about $270 million and higher operating expenses of about $70 million. These items were partially offset by higher volumes of about $180 million and lower royalties of about $80 million.

West Texas Intermediate (WTI) averaged US$42.70 per barrel in the fourth quarter of 2020, down from US$56.81 per barrel in the same quarter of 2019. Western Canada Select (WCS) averaged US$33.35 per barrel and US$41.16 per barrel for the same periods. The WTI / WCS differential averaged approximately US$9 per barrel for the fourth quarter of 2020, compared to around US$16 in the same period of 2019.

The Canadian dollar averaged US$0.77 in the fourth quarter of 2020, an increase of US$0.01 from the fourth quarter of 2019.

Imperial’s average Canadian dollar realizations for bitumen decreased in the quarter, primarily due to a decrease in WCS. Bitumen realizations averaged $34.19 per barrel in the fourth quarter of 2020, compared to $42.80 per barrel in the fourth quarter of 2019. The company’s average Canadian dollar realizations for synthetic crude decreased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $51.28 per barrel in the fourth quarter of 2020, compared to $74.12 per barrel in the same period of 2019.

Total gross production of Kearl bitumen averaged 284,000 barrels per day in the fourth quarter (202,000 barrels Imperial’s share), the highest quarterly production in the assets history, up from 208,000 barrels per day (147,000 barrels Imperial’s share) in the fourth quarter of 2019. Higher production was primarily driven by the addition of supplemental crushing facilities in 2020 and the absence of prior year turnaround activity.

Gross production of Cold Lake bitumen averaged 136,000 barrels per day in the fourth quarter, compared to 140,000 barrels per day in the same period of 2019.

The company’s share of gross production from Syncrude averaged 87,000 barrels per day, compared to 66,000 barrels per day in the fourth quarter of 2019. Higher production was primarily due to the absence of prior year turnaround activity.

Downstream recorded net income of $106 million in the fourth quarter of 2020, compared to net income of $225 million in the same period of 2019. Results were negatively impacted by lower margins of about $240 million and lower sales volumes of about $60 million. These items were offset by lower turnaround impacts of about $120 million, primarily related to the absence of turnaround activity in the fourth quarter of 2020 and lower operating expenses of about $50 million.

Refinery throughput averaged 359,000 barrels per day, up from 321,000 barrels per day in the fourth quarter of 2019. Capacity utilization was 85 percent, up from 76 percent in the fourth quarter of 2019. Higher throughput was primarily due to the absence of prior year planned turnaround activity at Nanticoke, partially offset by lower market demand due to the COVID-19 pandemic.

Petroleum product sales were 416,000 barrels per day, compared to 457,000 barrels per day in the fourth quarter of 2019. Lower petroleum product sales were primarily driven by reduced demand due to the COVID-19 pandemic.

Chemical net income was $23 million in the fourth quarter, compared to net loss of $2 million in the same quarter of 2019.

IMPERIAL OIL LIMITED

Corporate and other expenses were $83 million in the fourth quarter, up from $48 million in the same period of 2019.

Cash flow generated from operating activities was $316 million in the fourth quarter, compared with $1,024 million in the corresponding period in 2019, primarily reflecting unfavourable working capital impacts.

Investing activities used net cash of $197 million in the fourth quarter, compared with $399 million used in the same period of 2019, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $165 million in the fourth quarter, compared with $438 million used in the fourth quarter of 2019. Dividends paid in the fourth quarter of 2020 were $161 million. The per share dividend paid in the fourth quarter was $0.22, consistent with the same period of 2019. The company did not purchase shares during the fourth quarter, except for limited purchases to eliminate dilution in conjunction with its restricted stock unit plan. In the fourth quarter of 2019, the company purchased about 9 million shares for $301 million, including shares purchased from Exxon Mobil Corporation.

The company’s cash balance was $771 million at December 31, 2020, versus $1,718 million at the end of fourth quarter 2019.

IMPERIAL OIL LIMITED

Full-year highlights

•	Net loss of $1,857 million, compared to net income of $2,200 million in 2019.

•	Net loss per share on a diluted basis was $2.53, compared to net income per share of $2.88 in 2019.

•	Cash flow generated from operating activities was $798 million, compared to cash flow generated from operating activities of $4,429 million in 2019.

•	Capital and exploration expenditures totalled $874 million, compared to $1,814 million in 2019.

•	Gross oil-equivalent production averaged 398,000 barrels per day, essentially unchanged from 2019.

•	Refinery throughput averaged 340,000 barrels per day, compared to 353,000 barrels per day in 2019.

•	Petroleum product sales were 421,000 barrels per day, compared to 475,000 barrels per day in 2019.

•	Per share dividends declared during the year totalled $0.88, up from $0.85 per share in 2019.

•	Returned $923 million to shareholders through dividends and share purchases.

Full-year 2020 vs. full-year 2019

Net loss in 2020 was $1,857 million, or $2.53 per share on a diluted basis, compared to net income of $2,200 million or $2.88 per share in 2019. Current year results reflect a non-cash impairment charge of $1,171 million after-tax, related to the company’s decision to no longer develop a significant portion of its unconventional portfolio, and a favourable impact of about $115 million after-tax, associated with the Canada Emergency Wage Subsidy (CEWS), which includes Imperial’s proportionate share of a joint venture. Full-year 2019 results included a favourable impact of $662 million associated with the Alberta corporate income tax rate decrease.

Upstream recorded a net loss of $2,318 million for the year, compared to net income of $1,348 million in 2019. Results were negatively impacted by lower realizations of about $2,620 million, a non-cash impairment charge of $1,171 million, related to the company’s decision to no longer develop a significant portion of its unconventional portfolio, absence of a favourable impact of $689 million associated with the Alberta corporate income tax rate decrease in 2019, and lower volumes of about $130 million. These items were partially offset by lower royalties of about $540 million, lower operating expenses of about $250 million, favourable foreign exchange impacts of about $100 million, and about $70 million associated with the CEWS received by the company which includes Imperial’s proportionate share of a joint venture.

West Texas Intermediate averaged US$39.26 per barrel in 2020, down from US$57.03 per barrel in 2019. Western Canada Select averaged US26.87 per barrel and US$44.29 per barrel for the same periods. The WTI / WCS differential narrowed to approximately $12 per barrel in 2020, from around US$13 per barrel in 2019.

The Canadian dollar averaged US$0.75 in 2020, essentially unchanged from 2019.

Imperial’s average Canadian dollar realizations for bitumen decreased in 2020 primarily due to a decrease in WCS. Bitumen realizations averaged $25.69 per barrel, compared to $50.02 per barrel in 2019. The company’s average Canadian dollar realizations for synthetic crude decreased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $49.76 per barrel, compared to $74.47 per barrel in 2019.

Total gross production of Kearl bitumen averaged 222,000 barrels per day in 2020 (158,000 barrels Imperial’s share), the highest annual production in the asset’s history, up from 205,000 barrels per day (145,000 barrels Imperial’s share) in 2019. Improved production was mainly due to the addition of supplemental crushing facilities in 2020, partially offset by the balancing of near term production with demand through the advancement and extension of planned turnaround activities.

Gross production of Cold Lake bitumen averaged 132,000 barrels per day in 2020, compared to 140,000 barrels per day in 2019.

IMPERIAL OIL LIMITED

During 2020, the company’s share of gross production from Syncrude averaged 69,000 barrels per day, compared to 73,000 barrels per day in 2019.

Downstream net income was $553 million, compared to $961 million in 2019. Results were negatively impacted by lower margins of about $710 million, and lower sales volumes of about $290 million. These items were offset by lower operating expenses of about $190 million, lower turnaround impacts of about $190 million primarily related to reduced turnaround activity in the current year and improved reliability of about $180 million, primarily due to the absence of the Sarnia fractionation tower incident which occurred in April 2019.

Refinery throughput averaged 340,000 barrels per day in 2020, compared to 353,000 barrels per day in 2019. Capacity utilization was 80 percent, compared to 83 percent in 2019. Lower throughput was driven by reduced demand due to the COVID-19 pandemic, partially offset by lower refinery turnaround activity and reliability events, including impacts from the Sarnia fractionation tower incident which occurred in April 2019.

Petroleum product sales were 421,000 barrels per day in 2020, compared to 475,000 barrels per day in 2019. Lower petroleum product sales were primarily driven by reduced demand due to the COVID-19 pandemic.

Chemical net income was $78 million in 2020, compared to $108 million in 2019, primarily reflecting lower margins.

Corporate and other expenses were $170 million in 2020, compared to $217 million in 2019.

Cash flow generated from operating activities was $798 million in 2020, compared to $4,429 million in 2019, primarily reflecting lower realizations in the Upstream and unfavourable working capital impacts.

Investing activities used net cash of $802 million in 2020, compared to $1,704 million used in 2019, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $943 million in 2020, compared to $1,995 million used in 2019. Dividends paid in 2020 were $649 million. The per share dividend paid in 2020 was $0.88, up from $0.82 in 2019. During 2020, the company, under its share purchase program, purchased about 9.8 million shares for $274 million. In 2019, the company purchased about 38.7 million shares for $1,373 million.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Current economic conditions

In 2020, the balance of supply and demand for petroleum and petrochemical products experienced two significant disruptive effects. On the demand side, the COVID-19 pandemic spread rapidly across Canada and the world resulting in substantial reductions in consumer and business activity and significantly reduced local and global demand for crude oil, natural gas, and petroleum products. This reduction in demand coincided with announcements of increased production in certain key oil-producing countries which led to increases in inventory levels and sharp declines in prices for crude oil, natural gas, and petroleum products. Market conditions continued to reflect considerable uncertainty throughout 2020 as consumer and business activity has exhibited some degree of recovery, but remained lower when compared to prior periods as a result of the pandemic. Despite actions taken by key oil-producing countries to reduce oversupply, and improved credit market conditions providing sufficient liquidity to credit-worthy companies, the unfavourable economic impacts appear increasingly likely to persist to some extent well into 2021.

In late March, the company announced significant reductions in 2020 capital and operating expense spending plans. Capital and exploration expenditures for 2020 were $874 million, in line with the company’s most recent guidance of $900 million, and less than half of 2019 expenditures. Capital expenditures in 2021 are expected to be approximately $1.2 billion. In addition, full-year production and manufacturing expenses were $985 million lower than the prior year. This decrease enabled the company to surpass its $500 million expense reduction commitment made in 2020 by nearly double.

The effect of COVID-19 and the current business environment on supply and demand patterns negatively impacted Imperial’s financial and operating results in 2020. Industry conditions seen in 2020 have led to lower realized prices for the company’s products and have resulted in substantially lower earnings and operating cash flow throughout 2020 in comparison to 2019. In response to these conditions, the company operated certain assets at reduced rates and adjusted planned maintenance and turnaround activities throughout the second and third quarters in an effort to reduce on-site staffing levels and to better balance production with demand. Refinery utilization rates and petroleum product sales were reduced through the second quarter of 2020, but saw some improvement in product demands in the second half of the year. The length and severity of COVID-19 impacts to demand and the current business environment are highly uncertain, with the future supply and demand patterns inherently difficult to predict.

As disclosed in Imperial’s 2019 Form 10-K and subsequently updated in each of the company’s 2020 interim quarterly 10-Q filings, low crude and natural gas prices can impact Imperial’s reserves as reported under the U.S. Securities and Exchange Commission (SEC) rules. Low prices starting at the end of the first quarter 2020 significantly affected Imperial’s 2020 average crude prices. Under the SEC definition of proved reserves, certain quantities that qualified as proved reserves at year-end 2019, primarily proved bitumen reserves at Kearl and Cold Lake, will not qualify as proved reserves at year-end 2020 (approximately 2.2 billion barrels of bitumen at Kearl and approximately 0.6 billion barrels at Cold Lake). Similar downward revisions of proved bitumen reserves that resulted from low prices were seen at year end 2016. Final amounts are still subject to management review and will be disclosed in the 2020 Form 10-K. Proved reserves estimates can be impacted by a number of factors including completion and optimization of development projects, reservoir performance, regulatory approvals, government policies, consumer preferences, changes in the amount and timing of capital investments, royalty framework, and significant changes in long-term oil and gas price levels. The company does not expect the operation of the underlying projects or its outlook for future production volumes to be affected by a downward revision of reported proved reserves under the SEC definition.

In the second quarter of 2020, Canadian federal and provincial governments introduced plans and programs to support business and economic activities in response to the disruptive impacts from the COVID-19 pandemic. The Government of Canada implemented the Canada Emergency Wage Subsidy (CEWS) as part of its COVID-19 Economic Response Plan, and has extended the CEWS until June 2021. The company received wage subsidies under this program and, if eligible, intends to continue to apply for these wage subsidies. Additionally, in the fourth quarter, the Alberta government enacted an accelerated reduction in the corporate income tax rate to eight percent beginning July 1, 2020, compared with a previously legislated reduction to eight percent beginning January 1, 2022. The corporate income tax rate change did not have a significant impact on the company’s financial statements.

IMPERIAL OIL LIMITED

The company has taken steps, in line with federal and provincial guidelines and restrictions, to limit the spread of COVID-19 among employees, contractors and the broader community, while also maintaining operations to ensure reliable supply of products to customers as a provider of essential services. The company maintains robust business continuity plans, which have been activated to minimize the impact of COVID-19 on workforce productivity.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to not developing a significant portion of the company’s unconventional assets, and the strategy to focus on key oil sands assets and the most attractive portion of its unconventional portfolio; continued focus on economically growing volumes, maintaining expense and capital discipline and returning cash to shareholders; expected full year capital expenditures of about $1.2 billion for 2021; market uncertainty and the extent of ongoing effects of the COVID-19 pandemic on economic activity; the impact of low oil and natural gas prices on proved reserves under SEC rules, including certain quantities that will not qualify as proved reserves at year-end 2020; the intention to continue applying for the Canada Emergency Wage Subsidy; and the impact of measures implemented in response to COVID-19.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; the ability of the company to achieve cost savings; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; the company’s ability to effectively execute on its business continuity plans and pandemic response activities; applicable laws and government policies, including restrictions in response to COVID-19; financing sources and capital structure; and capital and environmental expenditures could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; general economic conditions; availability and allocation of capital; currency exchange rates; transportation for accessing markets; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; political or regulatory events, including changes in law or government policy such as tax laws, production curtailment and actions in response to COVID-19; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; the receipt, in a timely manner, of regulatory and third-party approvals; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements and activation of business continuity plans due to COVID-19; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2020	2019	2020	2019

Net Income (loss) (U.S. GAAP)
Total revenues and other income	6,033	8,122	22,388	34,101
Total expenses	7,496	7,757	24,796	32,055
Income (loss) before income taxes	(1,463)	365	(2,408)	2,046
Income taxes	(317)	94	(551)	(154)
Net income (loss)	(1,146)	271	(1,857)	2,200

Net income (loss) per common share (dollars)	(1.56)	0.36	(2.53)	2.88
Net income (loss) per common share - assuming dilution (dollars)	(1.56)	0.36	(2.53)	2.88

Other Financial Data

Gain (loss) on asset sales, after tax	7	11	32	42

Total assets at December 31			38,031	42,187

Total debt at December 31			5,184	5,190

Shareholders’ equity at December 31			21,418	24,276

Capital employed at December 31			26,628	29,490

Dividends declared on common stock
Total	162	164	647	646
Per common share (dollars)	0.22	0.22	0.88	0.85

Millions of common shares outstanding
At December 31			734.1	743.9
Average - assuming dilution	734.1	749.9	735.3	765.0

IMPERIAL OIL LIMITED

Attachment II

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2020	2019	2020	2019

Total cash and cash equivalents at period end	771	1,718	771	1,718

Net income (loss)	(1,146)	271	(1,857)	2,200
Adjustments for non-cash items:
Depreciation and depletion	1,998	397	3,273	1,598
Impairment of intangible assets	-	-	20	-
(Gain) loss on asset sales	(7)	(12)	(35)	(46)
Deferred income taxes and other	(311)	122	(521)	(237)
Changes in operating assets and liabilities	(218)	246	(82)	914
Cash flows from (used in) operating activities	316	1,024	798	4,429

Cash flows from (used in) investing activities	(197)	(399)	(802)	(1,704)
Proceeds associated with asset sales	14	16	82	82

Cash flows from (used in) financing activities	(165)	(438)	(943)	(1,995)

IMPERIAL OIL LIMITED

Attachment III

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2020	2019	2020	2019

Net income (loss) (U.S. GAAP)
Upstream	(1,192)	96	(2,318)	1,348
Downstream	106	225	553	961
Chemical	23	(2)	78	108
Corporate and other	(83)	(48)	(170)	(217)
Net income (loss)	(1,146)	271	(1,857)	2,200

Revenues and other income
Upstream	2,940	3,259	8,797	13,259
Downstream	4,213	5,810	16,736	25,235
Chemical	281	226	1,008	1,161
Eliminations / Corporate and other	(1,401)	(1,173)	(4,153)	(5,554)
Revenues and other income	6,033	8,122	22,388	34,101

Purchases of crude oil and products
Upstream	1,496	1,764	4,834	6,528
Downstream	3,060	4,270	12,047	19,332
Chemical	163	136	579	667
Eliminations	(1,401)	(1,180)	(4,167)	(5,581)
Purchases of crude oil and products	3,318	4,990	13,293	20,946

Production and manufacturing expenses
Upstream	997	1,026	3,852	4,440
Downstream	382	514	1,468	1,829
Chemical	58	69	215	251
Eliminations	-	-	-	-
Production and manufacturing expenses	1,437	1,609	5,535	6,520

Capital and exploration expenditures
Upstream	107	273	561	1,248
Downstream	74	120	251	484
Chemical	6	7	21	34
Corporate and other	8	14	41	48
Capital and exploration expenditures	195	414	874	1,814

Exploration expenses charged to income included above	7	5	13	47

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Fourth Quarter		Twelve Months
	2020	2019	2020	2019

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	202	147	158	145
Cold Lake	136	140	132	140
Syncrude	87	66	69	73
Conventional	10	15	11	14
Total crude oil production	435	368	370	372
NGLs available for sale	2	2	2	2
Total crude oil and NGL production	437	370	372	374

Gross natural gas production (millions of cubic feet per day)	140	169	154	145

Gross oil-equivalent production (a)	460	398	398	398
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	199	142	155	140
Cold Lake	120	115	124	114
Syncrude	82	61	68	65
Conventional	14	16	10	13
Total crude oil production	415	334	357	332
NGLs available for sale	2	1	2	1
Total crude oil and NGL production	417	335	359	333

Net natural gas production (millions of cubic feet per day)	136	163	150	144

Net oil-equivalent production (a)	440	362	384	357
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	278	214	222	204
Cold Lake blend sales (thousands of barrels per day)	184	173	179	183
NGL sales (thousands of barrels per day)	1	6	2	6

Average realizations (Canadian dollars)
Bitumen (per barrel)	34.19	42.80	25.69	50.02
Synthetic oil (per barrel)	51.28	74.12	49.76	74.47
Conventional crude oil (per barrel)	27.21	43.44	29.34	51.81
NGL (per barrel)	19.03	20.47	13.85	22.83
Natural gas (per thousand cubic feet)	2.25	2.02	1.90	2.05

Refinery throughput (thousands of barrels per day)	359	321	340	353
Refinery capacity utilization (percent)	85	76	80	83

Petroleum product sales (thousands of barrels per day)
Gasolines	211	248	215	249
Heating, diesel and jet fuels	144	161	146	167
Heavy fuel oils	21	11	20	21
Lube oils and other products	40	37	40	38
Net petroleum products sales	416	457	421	475

Petrochemical sales (thousands of tonnes)	176	153	749	732
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	-
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.